Exhibit 10.13

RESTRICTED STOCK UNIT GRANT AGREEMENT
(U.S. EMPLOYEES)

(FOR SETTLEMENT IN COMMON SHARES ONLY)

To: ###PARTICIPANT_NAME###

Date: ###GRANT_DATE###

I am pleased to confirm that, in connection with services to be rendered by you over the period that includes the vesting dates outlined in the table below, you have been granted Restricted Share Units (the “RSUs”) of Canopy Growth Corporation (“Canopy Growth”) under Canopy Growth’s Omnibus Equity Incentive Plan, as the same may be amended from time to time (the “Plan”). All capitalized terms that are not defined herein shall be as defined in the Plan. This letter agreement shall constitute an “Award Agreement” under the Plan and sets forth the terms and conditions of the RSUs.

###VEST_SCHEDULE_TABLE###

As soon as practicable following the vesting of RSUs, and in any event no later than March 15 of the year following the year in which an RSU vests (such March 15 date, the “Payment Deadline”), you will be issued one common share in the capital of Canopy Growth (a “Common Share”) in settlement of each vested RSU. Settlement is subject to you making arrangements acceptable to Canopy Growth to satisfy applicable withholding. Failure to do so by the Payment Deadline shall result in your forfeiture of the applicable RSUs to otherwise be settled.

All awards issued pursuant to the Plan are administered by Shareworks, or another awards administrator as may be designated by Canopy Growth from time to time. The withdrawal of Common Shares issued pursuant to the settlement of vested RSUs must be completed through your Shareworks account and according to the instructions provided by Shareworks or any other awards administrator that Canopy Growth may designate from time to time.

RSUs will vest as set forth in the table above, unless:

(a) Your employment, consulting agreement or arrangement is terminated by Canopy Growth or a Related Entity for Cause (as defined in the Plan), in which case any portion of this RSU that has not vested as of the Termination Date (as defined in the Plan) shall be immediately forfeited and cancelled as of the Termination Date.

(b) Your employment, consulting agreement or arrangement is terminated by Canopy Growth or a Related Entity without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), or by reason of resignation by you, or on account of you becoming Disabled, or by reason of death, there will be no further vesting of any unvested RSUs after the Termination Date.

“Disabled” means for U.S. Taxpayers, permanent and total disability as defined in Section 22(e)(3) of the Code.

Notwithstanding the vesting dates outlined in the table above, these vesting dates may be automatically adjusted if they would otherwise: (i) be a date that is not a business day; or (ii) be a date that is prior to Canopy Growth being in receipt of your executed copy of this Award Agreement, which confirms your agreement to comply with the terms and conditions of the Award Agreement and the Plan. In case of any of the foregoing, the vesting date of the applicable RSUs is deemed to be adjusted to the business day immediately following the date of the event set out in (i) or (ii), described above, as the case may be.

In the event that the RSU vests at a time when a scheduled blackout is in place or an undisclosed material change or material fact in the affairs of Canopy Growth exists, the vesting of the RSU will be delayed (in a manner and to the extent such delay complies with Section 409A of the Code with respect to any U.S. Taxpayer) until the earlier of (i) the date that is 2 Business Days after which such scheduled blackout terminates or (2) there is no longer such undisclosed material change or material fact.

Section 10.2 of the Plan (Change in Control) shall not apply to any Awards (including the RSUs) granted hereunder unless otherwise determined by the Plan Administrator.

The terms of this RSU grant are confidential and we expect that you will maintain the confidentiality of the grant and not disclose details to other members of the Canopy Growth team or anyone outside Canopy Growth.

This Award Agreement and your acceptance thereof are subject to the Plan. You acknowledge having received a copy of the Plan. If there is any inconsistency between the terms of this Award Agreement and the Plan, you acknowledge that the terms of the Plan shall govern. Canopy Growth may require, as a condition to the issuance of Common Shares pursuant to the settlement of vested RSUs, that you sell a sufficient number of Common Shares required to pay any federal, provincial/state or local withholding taxes required by law.

As a condition to the grant of your RSUs, you are required to indicate your agreement to comply with the terms and conditions of the Plan and this Award Agreement by electronically signing the acknowledgement at the foot of this letter.

Yours very truly,

CANOPY GROWTH CORPORATION

By:

###SIGNATURECEO###

Name: David Klein

Title: CEO

I accept the RSUs on the terms described in this Award Agreement and understand and agree that my RSUs are subject in all respects to the terms and conditions of the Award Agreement and the Plan. I have read, understood and agree to comply with the terms of this Award Agreement and the Plan.

###PARTICIPANT_NAME### ###HOME_ADDRESS### ###ACCEPTANCE_DATE###

Signature Address Accepted